UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2024

CODA OCTOPUS GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware	001-38154	34-2008348
(State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification Number)

3300 S Hiawassee Rd., Suite 104-105

Orlando, Florida 32835

(Address, Including Zip Code of Principal Executive Offices)

407-735-2406

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CODA	Nasdaq

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 10, 2024, the Board of Directors (the “Board”) of Coda Octopus Group, Inc. (the “Company”) elected Gwenaël Rouy-Poirier as a director, effective April 15, 2024. He fills one of two vacancies created by the Board’s recent expansion of the Board to seven seats.

Since January 2024, Mr. Rouy-Poirier has been an independent consultant for companies in the aerospace and defense sectors. From May to December 2023, he was interim Chief Financial Officer for SHL (Scandinavian Health Ltd.) Medical, a private company backed up by private equity operating as a leading solutions provider in the design, development, and manufacturing of advanced medical delivery devices such as autoinjectors and pen injectors. From April 2021 to December 2022, he was Chief Financial Officer of GKN Aerospace, one of the world’s leading multi-technology Tier 1 aerospace suppliers, serving 90% of the world’s aircraft and engine manufacturers. From 2019 to 2021, he was Chief Financial Officer of Nobel Biocare Systems, a premium dental implant leader whose portfolio also included restorative solutions, dentist hardware equipment and digital treatment technologies. Prior thereto, he worked for Honeywell mostly in the Aerospace division, as well as in the Homes & Building Technologies and Specialty Materials), l’Oreal and Arthur Andersen, among others. He earned a Bachelor in Mathematics from Lycée Victor Duruy and a Master of Management in Corporate Finance from EDHEC Business School in France.

Because of his strong financial background and ties to the defense industry, the Company believes that he is highly qualified to serve on the Board.

Mr. Rouy-Poirier received an inducement grant of 7,898 shares of the Company’s common stock that vest on the first anniversary of his election.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2024

Coda Octopus Group, Inc.

By:	/s/ Annmarie Gayle
Chief Executive Officer